Exhibit 3

GREENLIGHT'S ORIGINAL TERM SHEET PROVIDED TO GM:

SUMMARY OF TERMS FOR
DIVIDEND SHARES OF
GENERAL MOTORS COMPANY

The following is a summary of terms and conditions for the issuance of shares of the Dividend Shares.

Issuer:	General Motors Company (NYSE:GM) (the “Issuer”).
Issue:	Dividend Share Common Stock (the “Dividend Shares”).
Issuance:	One Dividend Share to be issued via dividend for each share of existing Common Stock (the “Capital Appreciation Shares”). The Capital Appreciation Shares will have the same rights and privileges as the currently outstanding shares of Common Stock and may pay dividends as described below.
Dividend Shares are common stock (not preferred), and the board of directors of the Issuer (the “Board”) will owe its fiduciary duties to holders of both the Capital Appreciation Shares and the Dividend Shares.
Voting:	Except to the extent required by Delaware law or as set forth below, the Capital Appreciation Shares and Dividend Shares will vote together as a single class on all matters submitted to stockholders. When voting together with the Capital Appreciation Shares, each Dividend Share will possess 1/10 of a vote per share, and each Capital Appreciation Share will continue to have one vote per share.
Dividends:	The Dividend Shares shall be entitled to a quarterly dividend, payable in cash, when and if declared by the Board, in an amount equal to $0.38 (the “Dividend Share Dividend”). While an aggregate amount equal to at least the Dividend Share Dividend for each quarter since the issuance of the Dividend Shares has not been paid in respect of each Dividend Share, no dividends or distributions may be paid in respect of Capital Appreciation Shares, and the Issuer may not conduct any discretionary repurchase of Capital Appreciation Shares (other than as required pursuant to the terms of any bona fide employee benefit plan). If dividends on the Dividend Shares are current, the Board may declare and pay dividends or make optional repurchases in respect of Capital Appreciation Shares. In addition, in the exercise of its fiduciary duties, the Board may make optional repurchases of Dividend Shares.

Change of Control:	In connection with a Change of Control, the Dividend Shares will vote as a separate class to approve such Change of Control and the consideration offered to the Dividend Shares in connection therewith.
“Change of Control” means an occurrence where the Issuer (or any of its subsidiaries) sell, convey, license, lease or otherwise dispose of all or substantially all of the assets or business of the Issuer and its subsidiaries (taken as a whole) or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Issuer), or there is any transaction or series of related transactions in which in excess of 50% of the Issuer’s outstanding voting securities are transferred to one person or group of persons, in each case, to the extent that such occurrence or transaction is submitted to stockholders.
Liquidation:	Upon a liquidation (other than a Change of Control) of the Issuer, payment will be made equally (on a per share basis) to the Capital Appreciation Shares and the Dividend Shares. To account for these payments being made on a per share basis, the Dividend Shares will be subject to adjustment as determined by the Board in the exercise of its fiduciary duties for stock splits, combinations, share dividends and other similar transactions.
Listing:	The Capital Appreciation Shares will continue to be listed on the NYSE and TSX, and the Dividend Shares will be listed on the NYSE.
Registration:	While the Dividend Shares will be issued pursuant to an exemption from registration under the Securities Act of 1933, they will be registered pursuant to the Securities Exchange Act of 1934.
Non-Binding:	Except with respect to this provision, this Term Sheet is intended solely as an outline of general terms and as the basis for further discussion. It is not intended to be, and does not constitute, a legally binding obligation or commitment on behalf of any person. This Term Sheet does not create and is not intended to create a duty to negotiate, in good faith or otherwise, towards a binding contract and may not be relied upon as the basis for a contract by estoppel or otherwise. This Term Sheet may be withdrawn at any time for any reason or no reason. No legally binding obligation or commitment will be created, implied or inferred hereby. This Term Sheet does not constitute an offer to sell or a solicitation of an offer to buy securities.

TERM SHEET GM PURPORTEDLY PRESENTED TO THE CREDIT RATING AGENCIES:

STRICTLY CONFIDENTIAL

SUMMARY OF PROPOSED TERMS AND CONDITIONS FOR A POTENTIAL DISTRIBUTION OF DIVIDEND SHARE COMMON STOCK

Issuer	General Motors Company (NYSE: GM) (the “Issuer”).
Issue	Dividend Share Common Stock (the “Dividend Shares”).
Issuance

One Dividend Share to be issued via dividend for each share of existing Common Stock (the “Capital Appreciation Shares”).

The Capital Appreciation Shares will have the same rights and privileges as the currently outstanding shares of Common Stock, but upon issuance of the Dividend Shares, the Company would cease paying dividends on the Capital Appreciation Shares for the foreseeable future.

Dividend Shares are common stock, and the board of directors of the Issuer (the “Board”) will be elected by and will owe its fiduciary duties to holders of both the Capital Appreciation Shares and the Dividend Shares.

Voting

Except to the extent required by Delaware law or as set forth below, the Capital Appreciation Shares and Dividend Shares will vote together as a single class on all matters submitted to stockholders.

When voting together with the Capital Appreciation Shares, each Dividend Share will possess 1/10 of a vote per share, and each Capital Appreciation Share will continue to have one vote per share.

Dividends

The Dividend Shares shall be entitled to a quarterly dividend, payable in cash, when and if declared by the Board, in an amount equal to $0.38 per share (the “Dividend Share Dividend”).

While an aggregate amount equal to at least the Dividend Share Dividend for each quarter since the issuance of the Dividend Shares has not been paid in respect of each Dividend Share, no dividends or distributions may be paid in respect of Capital Appreciation Shares, and the Issuer may not conduct any discretionary repurchase of Capital Appreciation Shares (other than as required pursuant to the terms of any bona fide employee benefit plan).

If dividends on the Dividend Shares are current, the Board may declare and pay dividends or make optional repurchases in respect of Capital Appreciation Shares.

In addition, in the exercise of its fiduciary duties, the Board may make optional repurchases of Dividend Shares.

Change of Control

In connection with a Change of Control, the Dividend Shares will vote as a separate class to approve such Change of Control and the consideration offered to the Dividend Shares in connection therewith.

“Change of Control” means an occurrence where the Issuer (or any of its subsidiaries) sell, convey, license, lease or otherwise dispose of all or substantially all of the assets or business of the Issuer and its subsidiaries (taken as a whole) or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Issuer), or there is any transaction or series of related transactions in which in excess of 50% of the Issuer’s outstanding voting securities are transferred to one person or group of persons, in each case, to the extent that such occurrence or transaction is submitted to stockholders.

Liquidation[1]	Upon a liquidation (other than a Change of Control) of the Issuer, payment will be made equally (on a per share basis) to the Capital Appreciation Shares and the Dividend Shares, with holders of the Dividend Shares receiving dividends in arrears (i.e., accrued but unpaid dividends on the Dividend Shares) in preference to the holders of Capital Appreciation Shares. To account for these payments being made on a per share basis, the Dividend Shares will be subject to adjustment as determined by the Board in the exercise of its fiduciary duties for stock splits, combinations, share dividends and other similar transactions.
Ranking[1]	The Dividend Shares will rank equally amongst themselves in all respects and rank senior to the Capital Appreciation Shares with respect to dividend rights and rank pari passu with any class or series of stock or other equity securities that is not expressly made senior or subordinated to the Dividend Shares as to the payment of distributions. The Dividend Shares will rank junior to the Issuer’s existing and future indebtedness (and junior to any class or series of stock or equity securities, including preferred shares, expressly made senior to the Dividend Shares).
Restrictions on Issuances of Other Share Classes	None
Conversion Rights	None
Redemption Rights	No special redemption rights.
Preemptive Rights	No special preemptive rights would attach to the Dividend Shares.

1 Following clarifying call with Schulte Roth on Feb 13, 2017, confirmed in subsequent discussions with RAs that payment of dividends in arrears to Dividend Shares in liquidation, or lack thereof, would not change credit rating judgment.

Financial or Other Covenants	None
Listing	The Capital Appreciation Shares will continue to be listed on the NYSE and such other exchanges as they may currently be listed, and the Dividend Shares will be listed on the NYSE.
Registration	While the Dividend Shares will be issued pursuant to an exemption from registration under the Securities Act of 1933, they will be registered pursuant to the Securities Exchange Act of 1934.

ANNOTATED COMPARISON OF THE GREENLIGHT AND GM TERM SHEETS:

Restrictions on Issuances of Other Share Classes None

Conversion Rights None

Redemption Rights No special redemption rights

Financial or Other Cove-Nants None

Not in our Term Sheet. GM added a "Ranking" provision to incorrectly state that the Dividend Shares rank senior to the Capital Appreciation Shares, inplying that the Dividend Shares are a preferred security.

The Dividend Shares and Capital Appreciation Shares rank equally.

Not in our Term Sheet. GM added to imply a debt-like term sheet (e.g. a covenant).

Not in our Term Sheet. GM added to imply either a preferred or a debt-like term sheet.

Not in our Term Sheet. GM added to imply a debt-like term sheet.

Not in our Term Sheet. GM added to imply a preferred-like term sheet.

Not in our Term Sheet. GM added to imply a debt-like term sheet. Covenants are typically a debt characteristic.